UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2015 (January 14, 2015)

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Caldwell Street, Charlotte, North Carolina 28202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (980) 636-5000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

The Cutrale and Safra Groups (“Cutrale-Safra”) and Chiquita Brands International, Inc. (the “Company”) announced on January 14, 2015 that all of the Company’s operational departments and remaining corporate services will be transitioned from Charlotte, North Carolina to other locations closer to customers and operations.  This transition is expected to be completed over the next twelve to eighteen months.

Total costs are anticipated to be in the range of $25 to $40 million and are primarily related to: employee severance and relocation; the liability associated with the sub-letting or exit of the Company’s corporate headquarters office space in Charlotte; non-cash write-off of leasehold improvements and office equipment of approximately $10 to $12 million; and the repayment of all $3 million of relocation incentives received in connection with the Company’s 2012 move to Charlotte.  The remaining costs are expected to be cash expenses.  Severance costs will be expensed over the requisite service periods and paid when employees have completed their required service, and the relocation and other costs will be expensed and paid as incurred.  The remaining liability and cost associated with the corporate office in Charlotte including potentially subletting the space, will be determined and recorded as the Company ceases to use the space.  The write-off of leasehold improvements and office equipment will be expensed over an accelerated estimated remaining life of 12-18 months.  An accrual for the repayment obligation for incentives received from the Company’s 2012 relocation to Charlotte will be included in the Company’s 2014 results.

Item 3.02	Unregistered Sale of Equity Securities

On January 21, 2015, the Company issued to Cavendish US Corporation 10,678,368 shares of Company common stock, par value $0.01 per share (the “Shares”), for an aggregate purchase price of $154,836,328.13 in cash.  The Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 16, 2015, the employment of James E. Thompson, Executive Vice President, General Counsel and Secretary of the Company, terminated pursuant to a resignation for good reason under his change in control severance agreement.  In connection with the termination, Mr. Thompson entered into a severance agreement that: (1) confirmed  the benefits paid or to be paid by the Company, after execution of a general release, pursuant to his change in control severance agreement; and (2) acknowledged and reaffirmed his existing confidentiality, noncompetition and non-solicitation covenants.  The Company anticipates that Mr. Thompson will continue to provide services to the Company in a consulting role.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward−looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current beliefs and expectations of the Company’s management and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the Company or the industry, labor relations, burdensome taxes, additional tax assessments in foreign jurisdictions, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions;  challenges in transitioning the Company after its acquisition by Cutrale-Safra including its ability to achieve the cost savings and other benefits from the acquisition and any related internal restructurings; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; the risk that any business to be combined with those of the Company may not be consummated or integrated successfully, or the anticipated benefits or synergies cannot be fully realized or may take longer to realize than anticipated; and the outcome of pending litigation and governmental investigations involving the Company, as well as the legal fees and other costs incurred in connection with such items.

Any forward−looking statements made in this Current Report on Form 8-K speak as of the date made and are not guarantees of future performance or amounts.  Actual results or developments may differ materially from the expectations expressed or implied in the forward−looking statements, and, except as may be required by law, the Company undertakes no obligation to update any such statements.  Additional information on factors that could influence the Company's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 21, 2015

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Brian W. Kocher
Name: Brian W. Kocher
Title: President and Chief Executive Officer